Exhibit 10.7

BOWLERO CORP.

2021 Omnibus Incentive Plan

Notice of RESTRICTED STOCK Grant
(EARNOUT SHARES)

Participant:	[_________]

# of Earnout Shares:	[__] shares of Class A Common Stock of the Company, par value $0.00001 per share (the “Earnout Shares”).

Date of Grant:	December 15, 2021

Vesting Schedule:	The Earnout Shares will vest in accordance with terms of the Restricted Stock Award Agreement attached hereto as Annex I.

By signing your name below, you accept the Earnout Shares and acknowledge and agree that the Earnout Shares are granted under and governed by the terms and conditions of the Bowlero Corp. 2021 Omnibus Incentive Plan and the Restricted Stock Award Agreement attached hereto as Annex I, each of which are hereby made a part of this document.

Participant	Bowlero Corp.

By:
Title:

ANNEX I
1

BOWLERO CORP.

2021 Omnibus Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Notice of Restricted Stock Grant (the “Grant Notice”) and this Restricted Stock Award Agreement (this “Award Agreement”), Bowlero Corp. (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) has granted the Participant an Award of Restricted Stock under the Bowlero Corp. 2021 Omnibus Incentive Plan (the “Plan”) with respect to the number of Earnout Shares indicated in the Grant Notice. The Earnout Shares will vest in accordance with the terms set forth in this Award Agreement and the Plan. The Earnout Shares are granted to the Participant effective as of the Date of Grant. Capitalized terms not defined in this Award Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

1. Vesting. The Earnout Shares will vest in accordance with Exhibit A attached hereto.

2. Issuance. The Earnout Shares will be issued by the Company and will be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof in book-entry form, subject to the Company’s directions at all times prior to the date the Earnout Shares vest. As a condition to the receipt of a stock certificate (to the extent issued) for the Earnout Shares, the Participant will at the request of the Company deliver to the Company one or more stock powers, duly endorsed in blank, relating to the Earnout Shares. The Board may cause a legend or legends to be put on any stock certificate (to the extent issued) relating to the Earnout Shares to make appropriate reference to such restrictions as the Board may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Earnout Shares, and any applicable federal or state laws.

3. Rights as a Stockholder; Dividends. The Participant will be the record owner of the Earnout Shares unless and until the Earnout Shares are forfeited pursuant to the Plan and this Award Agreement or sold or otherwise disposed of, and as record owner will be entitled to all rights of a holder of Common Stock, including, without limitation, voting and dividend rights. Notwithstanding the foregoing, any dividends or other distributions payable with respect to any Earnout Shares prior to the date on which such Earnout Shares vest will be set aside by the Company and will be paid to the Participant on or promptly following such vesting date (and, for clarity, if such Earnout Shares are forfeited, such dividends or other distributions will be forfeited).

4. Clawback; Forfeiture; Detrimental Conduct. The Earnout Shares will be subject to the clawback, forfeiture and detrimental conduct provisions set forth in Section 14(t) of the Plan.

ANNEX I
2

5. Miscellaneous.

(a) Compliance with Legal Requirements. The granting of the Earnout Shares, and any other obligations of the Company under this Award Agreement, will be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Award Agreement.

(b) Transferability. The Earnout Shares will be subject to Section 14(b) of the Plan.

(c) Tax Withholding; No Section 83(b) Election. The Participant will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt or vesting of the Earnout Shares. The Company will be authorized to withhold from the Earnout Shares the amount (in cash or Earnout Shares, or any combination thereof) of applicable withholding taxes due in respect of the Earnout Shares any payment with respect to the Earnout Shares and to take such other action (including providing for elective payment of such amounts in cash or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided, however, that no Earnout Shares will be withheld with a value exceeding the maximum statutory rates in the applicable tax jurisdictions. No election under Section 83(b) of the Code shall be permitted with respect to the Earnout Shares.

(d) Participant’s Employment or Other Service Relationship. Nothing in the Earnout Shares will confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or any of its Affiliates to terminate the Participant’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Participant’s compensation at any time. The grant of the Earnout Shares is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the Earnout Shares does not form part of the Participant’s entitlement to compensation or benefits in terms of the Participant’s employment or other service relationship with the Company or its Affiliates.

(e) Waiver. No amendment or modification of any provision of this Award Agreement will be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, will be effective only in the specific instance and for the specific purpose for which made or given.

ANNEX I
3

(f) Notices. All notices, requests and other communications under this Award Agreement will be in writing and will be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below.

if to the Company, to:

Bowlero Corp.
Attention: Chief Legal Officer
7313 Bell Creek Road

Mechanicsville, VA 23111

if to the Participant, to the address, facsimile number or e-mail address that the Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(g) Severability. The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement will be severable and enforceable to the extent permitted by law.

(h) Successors. The terms of this Award Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(i) Entire Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the terms of the Earnout Shares), and hereby accepts the grant of the Earnout Shares and agrees to be bound by the contractual terms as set forth herein and in the Plan. The Participant acknowledges and agrees that the grant of the Earnout Shares constitutes additional consideration to the Participant for the Participant’s continued and future compliance with any restrictive covenants in favor of the Company by which the Participant is otherwise bound. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Earnout Shares. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Award Agreement, the Plan terms and provisions will prevail. This Award Agreement, including the Plan, constitutes the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

(j) Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(k) Electronic Signature and Delivery. This Award Agreement may be accepted by return signature or by electronic confirmation. By accepting this Award Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(l) Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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Exhibit A
1

Exhibit A
Vesting of Earnout Shares

1. Business Combination Agreement. Reference is made herein to the Business Combination Agreement, dated as of July 1, 2021 (the “BCA”), by and between Isos Acquisition Corporation and the Company. In the event of a conflict between the terms and provisions of the BCA and the terms and provisions of this Award Agreement (including this Exhibit A), the terms and provisions of the BCA will prevail.

2. Milestones

(a) General. As of the Date of Grant, the Earnout Shares are unvested. Fifty percent (50%) of the Earnout Shares (the “$15.00 Earnout Shares”) are eligible to vest in accordance with Section 2(b) of this Exhibit A, and the remaining fifty percent (50%) of the Earnout Shares (the “$17.50 Earnout Shares”) are eligible to vest in accordance with Section 2(c) of this Exhibit A.

(b) $15.00 Earnout Shares. If the closing share price of Surviving Company Class A Common Stock (as defined in the BCA) equals or exceeds $15.00 per share for any 10 trading days within any consecutive 20-trading day period that occurs after December 15, 2021 and on or prior to December 15, 2026, the $15.00 Earnout Shares will vest as of such 10th trading day (the first occurrence of such 10th trading day is referred to as the “$15.00 Share Price Milestone”). If the $15.00 Share Price Milestone is not achieved on or prior to December 15, 2026, the $15.00 Earnout Shares will be forfeited as of such date.

(c) $17.50 Earnout Shares. If the closing share price of Surviving Company Class A Common Stock equals or exceeds $17.50 per share for any 10 trading days within any consecutive 20-trading day period that occurs after December 15, 2021 and on or prior to December 15, 2026, the $17.50 Earnout Shares will vest as of such 10th trading day (the first occurrence of such 10th trading day is referred to as the “$17.50 Share Price Milestone”). If the $17.50 Share Price Milestone is not achieved on or prior to December 15, 2026, the $17.50 Earnout Shares will be forfeited as of such date.

3. Acceleration Event.

(a) General. If an Acceleration Event (as defined in the BCA) occurs after December 15, 2021 and on or prior to December 15, 2026, the Earnout Shares, to the extent not previously vested, will vest as the date of such Acceleration Event.

(b) Change in Control. Notwithstanding the foregoing, in the case of an Acceleration Event that is a Change of Control (as defined in the BCA), if the value of the consideration to be received by the holders of the Applicable Surviving Company Common Stock (as defined in the BCA) in such Change of Control transaction is less than the stock price threshold applicable to (i) the $15.00 Share Price Milestone, the $15.00 Earnout Shares will be forfeited as of the date of such Change of Control, or (ii) the $17.50 Share Price Milestone, the $17.50 Earnout Shares will be forfeited as of the date of such Change of Control; provided, that the determinations of such consideration and value will be determined in good faith by the disinterested members of the Board; and provided further that the Earnout Shares that are not deemed earned as of such Change of Control transaction will be cancelled to the extent that such Change of Control transaction consists of a sale of the Company by merger, business combination or otherwise in which the stockholders of the Company receive only cash consideration for their shares. In the case of a Change of Control transaction consisting of a sale of the Company by merger, business combination or otherwise in which the stockholders of the Company receive other than only cash consideration for their shares, the Board will determine the treatment of the Earnout Shares in its sole discretion.

4. [Termination of Employment. Notwithstanding anything herein to the contrary, except as may otherwise be provided in an employment or other service agreement between the Participant and the Company of any of its Affiliates, on termination of the Participant’s employment with the Company and its Affiliates, any of the Earnout Shares that did not vest prior to such termination will be forfeited as of the date of such termination.]1

1 Include for all Participants other than Brett Parker.